PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in thousands)



                                                    March 31,       December 31,
                                                      1997              1996
                                                      ----              ----

Short-term debt                                    $   62,900            66,500
Current portion of long-term debt                      51,700            38,200
Long-term debt                                        531,800           554,600
                                                   ----------        ----------
   Total debt                                         646,400           659,300
Minority interests in subsidiaries                     87,600            85,500
Common shareholders' equity                         2,754,700         2,755,900
                                                   ----------        ----------
   Total capitalization                            $3,488,700         3,500,700
                                                   ==========        ==========

Ratio of total debt to total
 capitalization                                         18.5%             18.8%
                                                   ==========        ==========